The Board of Directors
Sovereign Bancorp, Inc.

We consent to the incorporation by reference in the Form 10K, and in the registration statements on Form S-8 (File No. 33-05251, 33-20186, 33-29038,33-39453, 33-44108, 33-89526, 33-89592, 333-05309) and Form S-3 (File
No. 33-46870) of Sovereign Bancorp, Inc. of our report dated June 15, 1998, relating to the consolidated statements of operations, cash flows and changes in stockholders' equity of ML Bancorp, Inc. and Subsidiaries for the eleven month period ended February 27, 1998 which report appeared in the Form 8-K on June 23, 1998.



/s/ KPMG LLP


Philadelphia, Pennsylvania
March 29, 2000